As filed with the Securities and Exchange Commission on June 17, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UniSource Energy Corporation
(Exact Name of Registrant as Specified in Its Charter)

Arizona	86-0786732

(State or other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)
One South Church Avenue, Suite 100
Tucson, Arizona 85701
(Address of Principal Executive Offices and Zip Code)
UniSource Energy Corporation 2011 Omnibus Stock and Incentive Plan
(Full Title of the Plan)
Todd C. Hixon, Esq.
Vice President and General Counsel
UniSource Energy Corporation
One South Church Avenue, Suite 100
Tucson, Arizona 85701
(520) 571-4000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price	aggregate	Amount of
Title of securities to be registered	registered	per share	offering price	registration fee
Common Stock, no par value	1,340,000 shares (1)	$36.26 (2)	$48,588,400 (2)	$5,642

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the UniSource Energy Corporation 2011 Omnibus Stock and Incentive Plan (the “Plan”). The amount to be registered includes the base amount issuable pursuant to the Plan of 1,200,000 shares, plus an initial registration of 140,000 shares of the total number of shares, if any, that may become available for issuance under the Plan upon the forfeiture, termination, cancelation, or expiration of awards outstanding under the UniSource Energy Corporation 2006 Omnibus Stock and Incentive Plan, the UniSource Energy Corporation 1994 Omnibus Stock and Incentive Plan, and the UniSource Energy Corporation Amended and Restated 1994 Outside Directors Stock Option Plan.

(2)
Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of a share of UniSource Energy Corporation Common Stock, as reported on the New York Stock Exchange on June 15, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
* As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents have been filed by UniSource Energy Corporation (“UniSource Energy,” the “Registrant,” or the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are hereby incorporated by reference in this Registration Statement, excluding in each case, information deemed furnished and not filed:
(a)
UniSource Energy’s Annual Report on Form 10-K (File No. 1-13739) for the fiscal year ended December 31, 2010, filed with the Commission on March 1, 2011 and amended on Form 10-K/A (File No. 1-13739), filed with the Commission on March 2, 2011;

(b)	UniSource Energy’s Quarterly Report on Form 10-Q (File No. 1-13739) for the quarter ended March 31, 2011, filed with the Commission on May 2, 2011;

(c)	UniSource Energy’s Current Reports on Form 8-K (File Nos. 1-13739) filed with the Commission on February 25, 2011, March 21, 2011, and May 11, 2011;

(d)
The description of UniSource Energy’s Common Stock contained in Form 8-A (File No. 1-13739), filed with the Commission on December 23, 1997, and any amendment or report filed for the purpose of updating such description, including Form 8-A Amendment No. 1 filed on January 30, 1998 and Form 8-A Amendment No. 2 filed on January 30, 1998.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding, in each case, information deemed furnished and not filed. Any statement contained in this Registration Statement or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
The Company’s Common Stock, no par value, is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Under Arizona corporate law, in order for a corporation to indemnify a person who is or was a director, a majority of the corporation’s disinterested directors, special legal counsel, or the shareholders must find that the conduct of the individual to be indemnified was in good faith and that the individual reasonably believed that the conduct was in the corporation’s best interests (in the case of conduct in an “official capacity” with the corporation) or that the conduct was at least not opposed to the corporation’s best interests (in all other cases). In the case of any criminal proceeding, the finding must be to the effect that the individual had no reasonable cause to believe the conduct was unlawful. Indemnification is permitted with respect to expenses, judgments, fines and amounts paid in settlement by such individuals, except that, in the case of a proceeding by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding. However, a corporation cannot indemnify a director in the cases noted in clause (ii) of the second sentence of the following paragraph. In addition, a corporation’s articles of incorporation may contain a provision permitting or making obligatory indemnification of a director for liability to any person for any action taken or failure to act as a director, except liability for (a) the amount of a financial benefit received by the director to which the director is not entitled, (b) an intentional infliction of harm on the corporation or shareholders, (c) a violation of the provisions of Arizona corporate law imposing liability for an unlawful distribution, and (d) an intentional violation of criminal law.
Indemnification under the Arizona corporate law is permissive, except in the event of a successful defense, in which case, unless such indemnification is limited by the articles of incorporation, a director or officer must be indemnified against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding. In addition, Arizona corporate law requires Arizona corporations to indemnify any “outside director” (a director who is not an officer, employee or holder of more than five percent of any class of the corporation’s stock or the stock of any affiliate of the corporation) against liability unless (i) the corporation’s articles of incorporation limit such indemnification, (ii) the director is adjudged liable in a proceeding by or in the right of the corporation or in any other proceeding charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that a financial benefit was improperly received by the director, or (iii) a court determines, before payment to the outside director, that the director failed to meet the standards of conduct described in the preceding paragraph. With certain limitations, a court may also order that an individual be indemnified if the court finds that the individual is fairly and reasonably entitled to indemnification in light of all of the relevant circumstances, whether or not the individual has met the standards of conduct in this and the preceding paragraph or was adjudged liable as described above.
A corporation may indemnify an officer of the corporation who is a party to a proceeding because the individual is or was an officer of the corporation to the same extent as a director. If the individual is an officer, but not a director (or is also a director but the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer), the corporation may indemnify the individual to the furthest extent provided by the articles of incorporation, bylaws, a resolution of the board of directors, or contract, except for (a) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding and (b) liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled, (ii) an intentional infliction of harm on the corporation or shareholders, or (iii) an intentional violation of criminal law.
In Arizona, a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against liability asserted against or incurred by the individual arising from the individual’s status as a director or officer whether or not the corporation would have the power to indemnify the individual against the same liability. We maintain insurance on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on our part out of the foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

In addition to the foregoing, the Company’s Amended and Restated Articles of Incorporation (“Articles”) also provide for the indemnification of directors and officers. Article Sixth of the Company’s Articles provides that the Company, to the maximum extent permitted by law, shall indemnify any individual who is or was a party to or otherwise involved in any Proceeding because such individual is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all Liability incurred by such individual in connection with such Proceeding. The Articles define “Proceeding” to mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including without limitation, any action, suit or proceeding by or in the right of the Company and including any appeal of any such action, suit or proceeding. The Articles define “Liability” to mean an obligation to pay a judgment, settlement, penalty or fine and reasonable attorney’s fees and all other costs and expenses reasonably related and incurred with respect to a Proceeding.
Indemnification provisions contained in a corporation’s articles of incorporation, bylaws, resolutions, contracts or otherwise will be valid only to the extent consistent with Arizona corporate law described above. However if the articles of incorporation limit indemnification, indemnification will be valid only to the extent consistent with the articles.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following is a list of exhibits filed as a part of this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of UniSource Energy Corporation (incorporated by reference to Form 8-A/A, dated January 30, 1998, File No. 1-13739 — Exhibit 2(a))

4.2	Revised and Restated Bylaws of UniSource Energy Corporation, as amended May 6, 2011 (incorporated by reference to Form 8-K, filed with the Commission on May 11, 2011, File No. 1-13739 — Exhibit 3.1)

4.3	UniSource Energy Corporation 2011 Omnibus Stock and Incentive Plan (incorporated by reference to Form 8-K, filed with the Commission on May 11, 2011, File No. 1-13739 — Exhibit 10.1)

5.1	Opinion of Counsel

15.1	Letter re unaudited interim financial information

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Counsel (filed as part of Exhibit 5.1)

24.1	Power of Attorney (contained within the signature page hereto)

Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on June 17, 2011.

UNISOURCE ENERGY CORPORATION
By:	/s/ Paul J. Bonavia
	Name:	Paul J. Bonavia
	Title:	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Kevin P. Larson
	Name:	Kevin P. Larson
	Title:	Senior Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer)

By:	/s/ Karen G. Kissinger
	Name:	Karen G. Kissinger
	Title:	Vice President, Controller, and Chief Compliance Officer (Principal Accounting Officer)

POWER OF ATTORNEY
The directors of UniSource Energy Corporation, whose signatures appear below, hereby constitute and appoint Paul J. Bonavia, Kevin P. Larson and Karen G. Kissinger, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Lawrence J. Aldrich	Director	June 17, 2011

/s/ Barbara M. Baumann Barbara M. Baumann	Director	June 17, 2011

/s/ Larry W. Bickle Larry W. Bickle	Director	June 17, 2011

/s/ Paul J. Bonavia Paul J. Bonavia	Director	June 17, 2011

/s/ Harold W. Burlingame Harold W. Burlingame	Director	June 17, 2011

/s/ Robert A. Elliott	Director	June 17, 2011
Robert A. Elliott

/s/ Daniel W. L. Fessler Daniel W. L. Fessler	Director	June 17, 2011

/s/ Louise L. Francesconi Louise L. Francesconi	Director	June 17, 2011

/s/ Warren Y. Jobe Warren Y. Jobe	Director	June 17, 2011

/s/ Ramiro G. Peru Ramiro G. Peru	Director	June 17, 2011

/s/ Gregory A. Pivirotto Gregory A. Pivirotto	Director	June 17, 2011

/s/ Joaquin Ruiz Joaquin Ruiz	Director	June 17, 2011

INDEX OF EXHIBITS

Exhibit No.	Description

5.1	Opinion of Counsel

15.1	Letter re unaudited interim financial information

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Counsel (filed as part of Exhibit 5.1)

24.1	Power of Attorney (contained within the signature page hereto)